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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 000-21450

                              Equinox Systems Inc.
               (Exact Name of Registrant as Specified in Charter)

                                 One Equinox Way
                             Sunrise, Florida 33351
                                 (954) 746-9000
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                          Common Stock, $.01 par value
            (Title of each class of securities covered by this Form)

                                      None
                   (Titles of all other classes of securities
                     for which a duty to file reports under
                         Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [X]          Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(1)(ii)    [ ]          Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(ii)    [ ]
         Rule 12g-4(a)(2)(ii)    [ ]          Rule 15d-6              [ ]
         Rule 12h-3(b)(1)(i)     [X]

         Approximate number of holders of record as of the certification or notice date: None (0); Pursuant to a merger with a wholly-owned subsidiary of Avocent Corporation, Registrant has become a wholly-owned subsidiary of Avocent Corporation.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Avocent Corporation, as successor issuer to Equinox Systems Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    AVOCENT CORPORATION


Dated: January 31, 2001             By:     /s/ Samuel F. Saracino
                                        ---------------------------------------
                                            Samuel F. Saracino
                                            Senior Vice President of Legal and
                                            Corporate Affairs, General Counsel
                                            and Secretary